Exhibit 10(h)
FORM OF
PHANTOM UNIT AGREEMENT

THIS PHANTOM UNIT AGREEMENT (this “Agreement”) is by and between Magellan GP, LLC (the “Company”) and [Employee Name] (the “Participant”).

1.
Grant of Phantom Units. The Company hereby grants to the Participant effective February 3, 2014, (the “Effective Date”), subject to the terms and conditions of the Magellan Midstream Partners Long-Term Incentive Plan, as amended and restated (the “Plan”) and this Agreement, the right to be eligible to receive a target grant of [number of units] Phantom Units, with tandem distribution equivalent rights (“DERs”), of Magellan Midstream Partners, L.P. (the “Partnership”). The number of Units received at the end of the Restricted Period (as defined herein) will be determined based on performance criteria, employment status at that time and any other relevant provisions of the Plan and this Agreement. These Units, including the tandem DERs, are referred to in this Agreement as “Phantom Units” during the Restricted Period. Until the Phantom Units vest and are paid, the Participant shall have no rights as a unitholder of the Partnership with respect to the Phantom Units.

2.
Incorporation of Plan. The Plan is hereby incorporated herein by reference and all capitalized terms used herein but not defined herein shall have the meaning set forth in the Plan. The Participant acknowledges receipt of a copy of the Plan and hereby accepts the Phantom Units subject to all the terms and provisions of the Plan and this Agreement.

3.
Compensation Committee of the Board Decisions and Interpretations. The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Compensation Committee of the Board (the “Committee”) of the Company with respect to any questions arising under the Plan and this Agreement.

4.	Restricted Period of Phantom Units. The Restricted Period begins with the Effective Date and ends with the first of the following events:

a.	December 31, 2016; or

b.
Your Termination of Affiliation (excluding any transfer to an Affiliate of the Company) with the Company, voluntarily for Good Reason, or involuntarily (other than due to Cause) within two years following a Change of Control as set forth in the Plan.

5.
Payment of Phantom Units. To be eligible to receive payment of the Phantom Units at the end of the Restricted Period, the Participant must be employed by the Company or its Affiliates or their successors continuously throughout the Restricted Period and continues to be so employed on the last day of the Restricted Period, or must have terminated employment during the Restricted Period due to Retirement, death, or Disability. The final determination of the payout level of the Phantom Units will be based upon the performance metric outlined below in Paragraph 7 and additional conditions outlined below in Paragraph 8. In addition, at the end of the Restricted Period, the Company will pay to the Participant the value of the DERs on the gross number of Units received pursuant to the terms of this Agreement. The value of the DERs shall be the amount of all distributions per Unit that would have been earned and paid during the Restricted Period on the gross number of Units received, and no interest shall be paid on such amount. Such payment of DERs shall be in cash and used to satisfy all or part of the minimum tax withholding requirements related to the payout of the

Units. Subject to legal or contractual obligations, the Company will deliver to the Participant, or the Participant’s legal representative, as soon as practicable after the final determination of payout levels by the Committee, a number of Units equal in value to the number of Phantom Units calculated pursuant to Paragraphs 7 and 8, less the number of Units required to cover the minimum tax withholding requirements remaining after the value of DERs have been credited toward such minimum tax withholding requirements. The number of Units required to cover minimum tax withholding will be based on the closing price of the Units at the end of the Restricted Period.

6.
Termination of Employment Due to Retirement, Death or Disability. In the event a Participant’s employment with the Company or its Affiliates terminates prior to the end of the Restricted Period due to Retirement, death or Disability, the initial target grant of Phantom Units will be prorated based upon the Participant’s months of employment between January 1, 2014 and December 31, 2016. Such prorated amount will continue to be restricted and subject to the terms of this Agreement until the Restricted Period ends. All Phantom Units in excess of the prorated amount shall be forfeited.

7.	Performance Metric.

Payout Schedule
	Threshold 50% Payout	Target 100% Payout	Stretch 200% Payout
2016 Distributable Cash Flow per Unit	$X.XX	$X.XX	$X.XX
(excluding commodities)

8.	Determination of Payout Level.

a.
The number of Units awarded will be determined based on performance relative to the performance metric payout schedule in Paragraph 7. No payout will occur for results below the 50% payout level. The payout for results achieved between each payout level will be interpolated.

The number of Units to be awarded will be further subject to an increase or reduction of up to 50% (the “Total Unitholder Return Adjustment” or “TUR Adjustment”) based upon the Partnership’s TUR as compared to the TUR of the Performance Peer Group (as defined herein), calculated as follows:

Average 30-day closing price* as of December 31, 2016	-	Average 30-day closing price* as of January 1, 2014	+	Distributions paid between January 1, 2014 through December 31, 2016	÷	Average 30-day closing price* as of January 1, 2014
*The average 30-day closing price represents the average of the closing prices over the last 30 trading days.

The Performance Peer Group consists of the following companies: Boardwalk Pipeline Partners, LP, Buckeye Partners, L.P., Enbridge Energy Partners, L.P., Energy Transfer Partners, L.P., Enterprise Products Partners L.P., Kinder Morgan Energy Partners, L.P., NuStar Energy L.P., ONEOK Partners, L.P., Plains All American Pipeline, L.P., Spectra Energy Partners, LP, Sunoco Logistics Partners L.P. and Williams Partners L.P.

If the Partnership outperforms the 50th percentile of the Performance Peer Group, the payout may be increased up to 250%. If the Partnership performs below the 50th percentile of the Performance Peer Group, the payout may be reduced; provided, however, if the Threshold goal is met, the TUR Adjustment will not reduce the final payout below 50%. The TUR Adjustment ranges are as follows:

Performance Metric Results	TUR Adjustment Range
Above Threshold but Below Target Results	+/- 20%*
At or Above Target but Below Stretch Results	+/- 30%
At or Above Stretch Results	+/- 50%
*To the extent awards reach Threshold results, the TUR Adjustment will not reduce the final payout below the Threshold level payout of 50%.

9.	Other Provisions.

a.
The Participant understands and agrees that payments under this Agreement shall not be used for, or in the determination of, any other payment or benefit under any continuing agreement, plan, policy, practice or arrangement providing for the making of any payment or the provision of any benefits to or for the Participant or the Participant’s beneficiaries or representatives, including, without limitation, any employment agreement, any change of control severance protection plan or any employee benefit plan as defined in Section 3(3) of ERISA, including, but not limited to qualified and non-qualified retirement plans.

b.
Except as otherwise provided herein, and in the Plan, in the event that the Participant’s employment with the Company or its Affiliates or their successors terminates prior to the end of the Restricted Period, such Phantom Units shall be forfeited.

c.	The Participant acknowledges that this award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

d.
Neither the Phantom Units, nor the Participant’s interest in the Phantom Units, may be sold, assigned, transferred, pledged, hedged or otherwise disposed of or encumbered at any time prior to the vesting and payment of such Phantom Units under this Agreement.

e.
If the Participant at any time forfeits any or all of the Phantom Units pursuant to this Agreement, the Participant agrees that all of the Participant’s rights to and interest in the Phantom Units shall terminate upon forfeiture without payment of consideration.

f.
The Committee shall make the determination as to whether an event has occurred resulting in the forfeiture of the Phantom Units, in accordance with this Agreement and the Plan, and all determinations of the Committee shall be final and conclusive.

g.
With respect to the right to receive payment of the Phantom Units under this Agreement, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

10.	Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to Magellan Midstream Partners, L.P., One Williams Center, Mail Drop 28-4,

Tulsa, Oklahoma 74172, Attention: Compensation Department. Notices shall become effective upon their receipt by the Company if delivered in the forgoing manner.

Magellan GP, LLC

/s/ Michael N. Mears

Michael N. Mears
President and Chief Executive Officer
Magellan GP, LLC

Dated: February 3, 2014
Participant:
I acknowledge receipt of a copy of the Plan and hereby accept the terms and conditions of this Phantom Unit Agreement:
Dated this _____ day of _________, 2014.
[Employee Name]

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